Exhibit 15

May 6, 2004

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re: Johnson Controls, Inc. Registration Statements Nos. 2-64288, 33-50110, 33-57685, 33-64703, 333-13525, 333-59594 and 333-111192 on Form S-3 and 33-30309, 33-31271, 33-58092, 33-58094, 33-49862, 333-10707, 333-36311, 333-66073 and 333-41564 on Form S-8.

Commissioners:

We are aware that our report dated May 6, 2004 on our review of interim financial information of Johnson Controls, Inc. (the “Company”) for the three and six month periods ended March 31, 2004 and 2003 and included in the Company’s quarterly report on Form 10-Q for the quarter ended March 31, 2004 is incorporated by reference in the afore referenced Registration Statements.

Very truly yours,

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP